EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 31st day of March, 2008 (“Effective Date”), by and between Radio One, Inc. (“Company”), a Delaware corporation having its principal place of business at 5900 Princess Garden Parkway, Lanham, Maryland, and Peter D. Thompson (“Employee”), an individual residing at 2701 Calvert Street, Apartment 825, Washington, D.C.

RECITALS

WHEREAS, Company is engaged in the business of owning and managing broadcast media, directly and through subsidiaries and affiliates, including fifty-four (54) radio stations in seventeen (17) markets in the United States; and

WHEREAS, Company desires to hire Employee to perform such services as described below, in accordance with the terms of this Agreement, for the benefit of Company and its subsidiaries and affiliates; and

WHEREAS, Employee desires to be hired by Company, in accordance with the terms hereof;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee, intending to be legally bound, hereby agree as follows:

1.	Employment. Company hereby hires Employee as Chief Financial Officer.

2.
Term. Employee’s employment under this Agreement shall commence on February 20, 2008 (“Commencement Date”) and shall continue in full force and effect for a period of three (3) years until February 19, 2011 (“Initial Term”), unless earlier terminated by Company pursuant to the provisions of Section 10 hereof. Company, in its sole discretion, shall have the right to renew this Agreement for an additional period of one (1) year (“Renewal Term”) on the same terms and conditions as set forth herein, by giving notice to Employee of Company’s intent to renew on or prior to the expiration date of the Initial Term (hereinafter, the Initial Term and/or any Renewal Term, as the case may be, may be referred to as “Term”).

3.	Duties.

3.1.	During the Term of this Agreement, Employee hereby agrees to the following, without limitation:

(a)
Employee shall perform such duties as are usual and customary for a Chief Financial Officer, including achieving annual business and performance objectives as established by the Chief Executive Officer.

(b)	Employee’s performance shall be at the direction of, and in accordance with the determination of, the Chief Executive Officer.

3.2.	Employee shall devote Employee’s best efforts to the business and affairs of Company and the performance of Employee’s duties under this Agreement.

3.3.
Employee shall devote Employee’s full professional time, energy, and skill to the performance of the services in which Company is engaged, at such time and place as Company may direct. Employee shall not undertake, either as an owner, director, shareholder, employee or otherwise, the performance of services for compensation (actual or expected), either directly or indirectly, on behalf of Employee or any other person or entity, without the prior express written consent of Company.

3.4.	The normal working hours of Employee shall be as established by the Chief Executive Officer.

4.	Place of Performance. In connection with Employee’s performance during the Term, Employee shall be based in Lanham, Maryland and shall reside in the Washington, D.C. metropolitan area.

5.	Compensation.

(a)
Base Compensation.  Company shall pay Employee base compensation in the amount of Three Hundred Seventy Five Thousand Dollars ($375,000) per year, subject to applicable federal, state, and local deductions and payable in accordance with Company’s standard payroll schedule and policy.  On each anniversary date of Employee’s employment under this Agreement during the Term hereof, Employee shall be entitled to no less than a three percent (3%) increase in Employee’s base compensation, subject to applicable federal, state, and local deductions and payable in accordance with Company’s standard payroll schedule and policy.

(b)
Signing Bonus.  Company shall pay to Employee a one-time Signing Bonus in the amount of Twenty Thousand Dollars ($20,000), subject to applicable federal, state, and local deductions and payable in a lump sum within thirty (30) days after the execution of this Agreement. Employee agrees that if Employee’s employment with Company is terminated voluntarily or for cause within one year from Employee’s Commencement Date, Employee shall repay Company a pro rata share of the Signing Bonus at the rate of one-twelfth (1/12th) for each month or portion of a month that Employee’s employment is less than twelve (12) months. Employee further agrees that Company shall be entitled to withhold from any compensation due Employee the amount of any portion of the Signing Bonus required to be repaid to Company.

(c)
Discretionary Annual Bonus.  For the calendar year ending December 31, 2008, Employee shall be eligible to receive annual discretionary bonus compensation in an amount not to exceed Seventy Five Thousand Dollars ($75,000) provided that (i) Employee remains employed by Company as of December 31, 2008 and (ii) Employee’s performance satisfies certain reasonable criteria as determined by Company’s Chief Executive Officer.  Such payment shall be made in a cash lump sum no later than March 15, 2009.  Effective as of January 1, 2009, Employee shall be eligible to receive discretionary bonus compensation in an amount to be determined by Company’s Chief Executive Officer at the conclusion of each fiscal year during which (i) Employee remains employed by Company and (ii) Employee’s performance satisfies certain criteria as determined by Company’s Chief Executive Officer.  Company reserves the right to amend or change, in its sole discretion, the incentive compensation program.  Any bonus payments due Employee shall be made to Employee as a cash lump sum no later than March 15 following the end of the calendar year for which the bonus is earned.

6.	Vacation, Benefits, and Expenses.

6.1.	Employee shall be eligible to accrue up to twenty (20) vacation days annually, in accordance with Company policies and procedures.

6.2.
Employee shall be eligible to participate in the employee benefit plans and programs that Company generally makes available to its employees, subject to the terms and conditions of each such benefit plan or program.  Notwithstanding the foregoing, any severance payable to Employee shall be governed solely by this Agreement, and Employee shall not be eligible to participate in any severance program of general application maintained by Company.

6.3.	Company reserves the right to amend or change, in its sole discretion, any of its employee benefit plans and programs.

6.4.
Company shall reimburse Employee for all Company-approved business, travel, lodging, meal and other expenses incurred or paid by Employee in the performance of Employee’s duties hereunder, provided that Employee submits proper documentation of such expenses, including receipts, expense statements, vouchers, and/or such other supporting information, in accordance with standard Company policy.

6.5.	Employee shall be entitled to a car allowance in an amount not to exceed One Thousand Dollars ($1,000) per month.

7.	Stock Options and Restricted Stock Grant.

(a)
Stock Options. Effective as of the next monthly grant date under Company’s equity compensation plan following the Commencement Date, Company shall grant to Employee options to purchase Seventy Five Thousand (75,000) shares of Class D Common Stock (the “Options,” and the shares of Class D Common Stock obtainable upon exercise of such Options, the “Option Share(s)”).  Except as set forth in this Section 7(a), all terms and conditions of such Options (and such Option Shares) shall be set forth in Company’s equity compensation plan and such documentation as Company may prescribe.  Notwithstanding the foregoing, Employee acknowledges and agrees that the Options grant may be deferred until the month following the next monthly grant (or successive months) if, in Company’s sole discretion, such a deferral is deemed necessary to comply with insider trading rules and regulations.

(i)	The price payable by Employee for each Option Share shall be as set forth in the Option Agreement.

(ii)	The Options to purchase Option Shares shall vest in accordance with the following schedule:

Vesting Date	Vested Percentage
February 19, 2009	33 1/3%
February 19, 2010	66 2/3%
February 19, 2011	100%

(iii)
Upon termination of Employee’s employment hereunder, any then un-exercisable Option shall expire and be forfeited immediately.  Employee’s right to exercise any exercisable Option following termination of employment also shall expire and be forfeited to the extent that such Option has not been exercised on or before the ninetieth (90th) day following such termination.

(iv)	All unexercised Options to acquire Option Shares shall expire on the tenth (10th) anniversary of their respective dates of grant.

(v)	During the Term of Employment, Employee may not transfer any Options.

(b)
Restricted Stock Grant. Effective as of the next monthly grant date under Company’s equity compensation plan following the Commencement Date, Company shall grant to Employee Seventy Five Thousand (75,000) shares of Class D Common Stock (in the aggregate, the “Initial Restricted Stock”), subject to certain vesting and transfer restrictions set forth in this Section 7(b), the equity compensation plan, and such documentation as Company may prescribe. Notwithstanding the foregoing, Employee acknowledges and agrees that the grant may be deferred until the month following the next monthly grant (or successive months) if, in Company’s sole discretion, such a deferral is deemed necessary to comply with insider trading rules and regulations.

(i)
Employee shall be responsible for the payment of any withholding tax requirement arising from the grant of the awards described in Section 7(b).  The amount of withholding tax required with respect to the Initial Restricted Stock award (the “Withholding Amount”) shall be determined by Company’s Corporate Controller or other appropriate officer of Company, and Employee shall furnish such information and make such representations as such officer requires to make such determination.  Company shall notify Employee of the Withholding Amount and Employee shall pay such Withholding Amount to Company, either in cash, by certified cashier’s check, or by delivery to Company of a full recourse promissory note of Employee in form and substance acceptable to Company.  Company shall remit the Withholding Amount to the appropriate taxing authority or authorities.

(ii)	The Initial Restricted Stock shall vest in accordance with the following vesting schedule:

Vesting Date	Vested Percentage
February 19, 2009	33 1/3%
February 19, 2010	66 2/3%
February 19, 2011	100%

(iii)
During the Term of Employment, Employee may not transfer any unvested Initial Restricted Stock, or any unvested shares of other awards granted under Section 7(b).  Any transfer or attempted transfer of any such unvested share in violation of this Section shall be null and void, and Company shall not record such transfer on its books or treat any purported transferee of such unvested share as the owner of such security for any purpose.

(iv)
Employee hereby acknowledges that any Class D Common Stock granted under Section 7(b) has not been registered under the Securities Act of 1933, as amended, and accordingly, such Class D Common Stock may be subject to certain transfer restrictions (in addition to the transfer restrictions on such Class D Common Stock set forth in Section 7(b)(iii) hereof).  The certificate(s) representing such shares of Class D Common Stock will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY ALSO BE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS, AND CERTAIN OTHER AGREEMENTS SET FORTH IN AN EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND THE SIGNATORY THERETO.  A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”

8.
Exclusive Services.  During the Term of this Agreement, Employee shall not tender any services of the kind or nature provided for under this Agreement, either directly or indirectly, on behalf of Employee or any other person or entity, without the prior express written consent of Company.

9.
Personal Conduct.  Employee agrees to comply with all applicable policies, requirements, directions, requests, and rules of Company, and further agrees to not at any time engage in or commit any act that reasonably could be considered to reflect unfavorably on Company’s reputation, bring Company into public scandal, or subject Company to ridicule, as determined solely by Company, including but not limited to matters of moral turpitude, theft, fraud, or deceit.  Company agrees to act and exercise its discretion in good faith in determining whether Employee’s conduct may be in violation of this Section 8.

10.	Termination.

(a)	Termination for Cause. Employee’s employment may be terminated at any time for cause. For purposes of this Agreement, “cause” shall mean any one or more of the following:

(i)	Employee’s breach of any material provision of this Agreement.

(ii)	Employee’s failure to maintain legal status or eligibility to work in the United States.

(iii)
Employee’s arrest, indictment, or conviction on a felony charge or other crime involving moral turpitude, or plea of guilty or nolo contendere to a felony charge or other crime involving moral turpitude.

(iv)
Employee’s insubordination or willful refusal to follow the reasonable instructions of Employee’s superiors, including but not limited to the Chief Executive Officer or the Board of Directors of Company.

(v)	Employee’s failure to perform the duties of the Employee’s position in a satisfactory manner.

(vi)	Employee’s willful disregard of Company policies and procedures.

(vii)
Employee’s use, possession, or distribution of illegal drugs or a non-prescribed controlled substance, or abuse of alcohol, or Employee’s being under the influence of any of the foregoing, on Company premises or during the performance of Employee’s duties.

(viii)	Employee’s fraud, misappropriation of funds, embezzlement, theft or acts of similar dishonesty.

(ix)	Employee’s intentional or willful misconduct that may subject Company to criminal or civil liability.

(x)	Breach of Employee’s duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to Company.

(xi)	Employee’s falsification of Company documents or other misrepresentation related to the business and affairs of Company.

(xii)	Any conduct of Employee that adversely affects Company’s reputation and goodwill in the community.

(b)
Termination for Other Than Cause.  Company shall have the right to terminate Employee’s employment at any time during the Term of this Agreement for other than cause.  In the event of Employee’s termination for other than cause, provided that Employee executes a general liability release in a form reasonably satisfactory to Company, Company shall pay to Employee severance in the amount of three (3) months’ base compensation, subject to applicable federal, state, and local deductions.

(c)	Termination by Death or Disability.

(i)	Employee’s employment shall terminate immediately upon Employee’s death.

(ii)
Company shall have the right to terminate Employee’s employment immediately upon written notice to Employee, if Employee, with or without a reasonable accommodation, shall be incapable of substantially performing the essential functions, duties, responsibilities, and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness, or disease, for a period of sixty (60) consecutive days.

(iii)
Employee’s heirs, beneficiaries, successors, or assigns shall not be entitled to any of the compensation or benefits to which Employee is entitled under this Agreement, except: (a) to the extent specifically provided in this Employment Agreement; (b) to the extent required by law; or (c) to the extent that Company’s benefit plans or policies under which Employee is covered provide a benefit to Employee’s heirs, beneficiaries, successors, or assigns.

(d)
Proration of Bonus upon Termination.  Any bonus payable to Employee pursuant to Section 5 of this Agreement shall be prorated (i) in the case of termination pursuant to Sections 10(b) or 10(c)(ii), through the last day of Employee’s employment with Company, and (ii) in the case of termination pursuant to Section 10(c)(i), through the date of death.

(e)
Return of Company Property.  In the event of any termination of this Agreement, Employee shall immediately return to Company, without limitation, all papers, materials, reports, memoranda, notes, plans, records, reports, computer tapes, software, and any other documents or items of whatever nature owned by Company or supplied to Employee by Company pursuant to this Agreement.

11.	Confidential Information.

11.1.
“Confidential Information” is information however delivered, disclosed or discovered during the term of this Agreement, that Employee has, or in the exercise of ordinary prudence should have, reason to believe is confidential or that Company designates as confidential, including, but not limited to:

(a)
Company Information:  company proprietary information, technical data, trade secrets or know-how, including but not limited to: research, processes, pricing strategies, communication strategies, sales strategies, sales literature, sales contracts, product plans, products, inventions, methods, services, computer codes or instructions, software and software documentation, equipment, costs, customer lists, business studies, business procedures, finances and other business information disclosed to Employee by Company, either directly or indirectly in writing, orally or by drawings or observation of parts or equipment and such other documentation and information as is necessary in the conduct of the business of Company; and

(b)	Third Party Information: confidential or proprietary information received by Company from third parties.

11.2.	Company’s failure to mark any of the Confidential Information as confidential or proprietary will not affect its status as Confidential Information.

11.3.	Employee agrees that the terms, conditions and subject matter of this Agreement are considered Confidential Information.

11.4.
Confidential Information does not include information that has ceased to be confidential by reason of any of the following: (i) was in Employee’s possession prior to the date of this Agreement, provided that such information is not known by Employee to be subject to another confidentiality agreement with, or other obligation of secrecy to, Company, or another party; (ii) is generally available to the public and became generally available to the public other than as a result of a disclosure in violation of this Agreement; (iii) became available to Employee on a non-confidential basis from a third party, provided that such third party is not known by Employee to be bound by a confidentiality agreement with, or other obligation of secrecy to, Company, or another party or is otherwise prohibited from providing such information to Employee by a contractual, legal or fiduciary obligation; or (iv) Employee is required to disclose pursuant to applicable law or regulation (as to which information, Employee will provide Company with prior notice of such requirement and, if practicable, an opportunity to obtain an appropriate protective order).

11.5.
Employee shall not, either during or after the termination of Employee’s employment with Company, communicate or disclose to any third party the substance or content of any Confidential Information, or use such Confidential Information for any purpose other than the performance of Employee’s obligations hereunder. Employee acknowledges and agrees that any Confidential Information obtained by Employee during the performance of Employee’s employment concerning the business or affairs of Company, or any subsidiary, affiliate, or joint venture of Company, is the property of Company, or such subsidiary, affiliate, or joint venture of Company, as the case may be.

11.6.
Employee agrees to return all Confidential Information, including all copies and versions of such Confidential Information (including but not limited to information maintained on paper, disk, CD-ROM, network server, or any other retention device whatsoever) and other property of Company, to Company immediately upon Employee’s separation from Company (regardless of the reason for the separation).

11.7.
The terms of this Section 11 are in addition to, and not in lieu of, any other contractual, statutory, or common law obligations that Employee may have relating to the protection of Company’s Confidential Information or its property. The terms of this Section 11 shall survive for two (2) years following Employee’s separation from employment with Company.

12.	Noncompetition and Nonsolicitation.

12.1.
Employee acknowledges that, by reason of Employee’s employment, Employee will have access to and may acquire considerable knowledge of proprietary or confidential information concerning Company’s business, operations, sales goals, marketing plans, business strategies, clients, potential clients, and suppliers, which information, if known by or disclosed to Company’s competitors or clients, would place Company at a competitive disadvantage and cause harm to Company.

12.2.
As a condition of employment, Employee agrees to be bound by a separate Noncompetition Agreement, which shall be executed contemporaneously herewith and attached to this Agreement as Schedule I.  Additionally, for a period of six (6) months immediately following the termination of Employee’s employment with Company (“Restrictive Period”):

(a)
Employee shall not, either directly or indirectly, solicit, divert, or take away, or attempt to solicit, divert, or take away, the business or patronage of any client, potential client, or account of Company and/or Company’s subsidiaries and affiliates that was a client, potential client, or account of Company and/or Company’s subsidiaries and affiliates while Employee was employed by Company.

(b)
Employee shall not, directly or indirectly, induce or attempt to induce any employee of Company, or any of Company’s subsidiaries and affiliates, to leave the employ of Company, or any of Company’s subsidiaries and affiliates.

(c)	Employee shall not, directly or indirectly, employ or attempt to employ any person who is an employee of Company, or any of Company’s subsidiaries and affiliates.

(d)
Employee shall not, directly or indirectly, solicit, induce, or attempt to induce any customer, supplier, or third party having a business relationship with Company, or any of Company’s subsidiaries and affiliates, to cease doing business with, or materially alter its relationship with, Company, or any of Company’s subsidiaries and affiliates.

12.3.
Employee acknowledges and agrees that every effort has been made to limit the Restrictive Period and the restrictions placed upon Employee to those that are reasonable and necessary to protect Company’s legitimate interests.

12.4.
If any restriction set forth in this Section 12 is found by any court of competent jurisdiction to be unenforceable, it is hereby agreed that this Section 12 shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

13.	Equitable Relief.

13.1.
Employee acknowledges and agrees that Employee’s breach of Section 11 or Section 12 of this Agreement will cause Company substantial and irrevocable harm, and therefore, in the event of any such breach, in addition to such other remedies that may be available to Company, Company shall be entitled to equitable relief, including specific performance and injunctive relief.

13.2.	In the event that legal action is deemed necessary by Company to enforce this Agreement, Company shall be entitled to an award of costs and reasonable attorneys’ fees, plus interest.

14.
Ownership of Intellectual Property.  All Intellectual Property (defined below) is, shall be and shall remain the exclusive property of Company and/or Company’s subsidiaries and affiliates, as the case may be.  Employee hereby assigns to Company and/or Company’s subsidiaries and affiliates, as the case may be, all right, title and interest, if any, in and to the Intellectual Property; provided, however, that, when applicable, Company and/or Company’s subsidiaries and affiliates, as the case may be, shall own the copyrights in all copyrightable works included in the Intellectual Property pursuant to the “work-made-for-hire” doctrine (rather than by assignment), as such term is defined in the Copyright Act of 1976.  All Intellectual Property shall be owned by Company and/or Company’s subsidiaries and affiliates, as the case may be, irrespective of any copyright notices or confidentiality legends to the contrary that may be placed on such works by Employee or by others.  Employee shall ensure that all copyright notices and confidentiality legends on all work product authored by Employee or anyone acting on Employee’s behalf shall conform to the practices of Company and/or Company’s subsidiaries and affiliates, as the case may be, and shall specify Company and/or Company’s subsidiaries and affiliates, as the case may be, as the owner of the work. The term “Intellectual Property” shall mean all trade secrets, ideas, inventions, designs, developments, devices, methods and processes (whether or not patented or patentable, reduced to practice) and all patents and patent applications related thereto, all copyrights, copyrightable works and mask works and all registrations and applications for registration related thereto, all confidential information, and all other proprietary rights contributed to, or conceived or created by, Employee or anyone acting on Employee’s behalf (whether alone or jointly with others) at any time during the term of this Agreement that (i) relate to the business or to the actual or anticipated research or development for Company and/or Company’s subsidiaries and affiliates, as the case may be; (ii) result from any Services that Employee or anyone acting on Employee’s behalf performs for Company and/or Company’s subsidiaries and affiliates, as the case may be; or (iii) are created using the equipment, supplies or facilities of Company and/or Company’s subsidiaries and affiliates, as the case may be.

15.	Legal Right and Conflict of Interest.

15.1.
Employee covenants and warrants that Employee has the unlimited legal right to enter into this Agreement and to perform in accordance with its terms without violating the rights of others or any applicable law, and that Employee has not and shall not become a party to any other agreement of any kind and shall not perform any work or service on behalf of any individual, business, corporation, or organization that would create a conflict of interest in the performance of Employee’s obligations under this Agreement.

15.2.
Employee agrees to conduct Employee’s personal affairs in a manner that does not conflict with Company’s interests.  During the Term of this Agreement, Employee agrees not to enter into any transaction, acquire any interest, or take any action that is contrary to Company’s interests or incompatible with Employee’s duty of loyalty to Company and Employee’s obligations under this Agreement.

15.3.
Employee acknowledges and agrees that Employee will not, directly or indirectly (whether as a director, officer, partner, employee, agent, or stockholder of another company), compete with Company, or furnish any service to Company or its customers, as an independent contractor, while employed by Company.  Employee further agrees that Employee will not use Company’s name to further Employee’s personal interests.

16.
Force Majeure.  Company shall have no liability under this Agreement if performance by Company of its obligations hereunder shall be prevented, interfered with, interrupted or omitted because of any act of God, act of terrorism, failure of facilities, labor dispute, or government or court action, or any other cause beyond the control of Company.

17.
Notices.  All notices and other communications required or permitted to be given by this Agreement shall be in writing and shall be deemed received if and when either hand delivered and a signed receipt is given thereof, or delivered by registered or certified United States mail, return receipt requested, postage prepaid and addressed as follows, or at such other address as any party hereto shall notify the other of in writing:

If to Company:                                     Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, Maryland  20706
Attention:  Linda J. Vilardo

Copy to Company Attorney:                 Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, Maryland  20706
Attention:  General Counsel

If to Employee:                                     Peter D. Thompson
(At last known address on file with Company)

18.
Amendment to Comply with Section 409A of the Internal Revenue Code. To the extent that this Agreement or any part thereof is deemed to be a nonqualified deferred compensation plan subject to Section 409A of the United States Internal Revenue Code of 1986, as amended, and the Treasury Regulations (including proposed regulations) and guidance promulgated thereunder (collectively, “Code Section 409A”), (a) the provisions of this Agreement shall be interpreted in a manner to the maximum extent possible to comply in good faith with Code Section 409A, and (b) the parties hereto agree to amend this Agreement for purposes of complying with Code Section 409A promptly upon issuance of any Treasury regulations or guidance thereunder, provided that any such amendment shall not materially change the present value of the benefits payable to the Employee hereunder or otherwise materially adversely affect the Employee, Company, or any affiliate of Company, without the consent of such party.

19.	Miscellaneous Provisions.

(a)
No Assignment or Delegation.  Employee acknowledges that the services to be rendered by Employee pursuant to this Agreement are unique and personal, and agrees that Employee shall not assign any of Employee’s rights nor delegate any of Employee’s duties under this Agreement.

(b)
No Waiver.  Failure to invoke any right, condition, or covenant in this Agreement by either party shall not be deemed to imply or constitute a waiver of any right, condition, or covenant of this Agreement.

(c)
Severability and Enforceability.  In the event that any provision of this Agreement shall be held invalid by a court of competent jurisdiction, such provision shall be deleted from the Agreement, which shall then be construed to give effect to the remaining provisions thereof. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.  Similarly, if the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its full extent, then the parties hereto agree that a court of competent jurisdiction should enforce any such restriction or covenant to the maximum extent permitted by law.

(d)
Governing Law.  This Agreement and the relationship among the parties shall be construed under and governed by the laws of the State of Delaware, without regard to the conflict of laws rules thereof, and the parties hereby submit to the jurisdiction of the state and federal courts of the State of Delaware for the purpose of resolving any disputes arising under or relating to this Agreement.

(e)	Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(f)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

(g)
Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all previous written or oral agreements, representations, warranties, statements, correspondence, and understandings between the parties. This Agreement cannot be amended or modified except by a written agreement signed by all parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first above written.

RADIO ONE, INC.                                                                     PETER D. THOMPSON

By:        /s/  Linda J. Vilardo                         Signature:        /s/  Peter D. Thompson
          Linda J. Vilardo                       Peter D. Thompson

Title:            Vice President                     Address:               2701 Calvert Street
                         Apartment 825
                            Washington, D.C.  20008

SCHEDULE I

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (“Agreement”) is made and entered into as of the 31st day of March, 2008 (“Effective Date”), by and between Radio One, Inc. (“Company”) and Peter D. Thompson (“Employee”).

RECITALS

WHEREAS, Company is engaged in the business of owning and managing broadcast media, directly and through subsidiaries and affiliates, including fifty-four (54) radio stations in seventeen (17) markets in the United States; and

WHEREAS, Company wishes to employ Employee, and Employee wishes to be employed by Company, to serve as Chief Financial Officer, commencing on or about February 20, 2008; and

WHEREAS, Employee acknowledges that Company has the right to protect its interests in its relationships with its listeners, advertisers, and sponsors; its goodwill; and its economic advantage; and

WHEREAS, Employee further acknowledges that, by reason of Employee’s employment, Employee will have access to and may acquire considerable knowledge of proprietary or confidential information concerning Company’s business, operations, sales goals, marketing plans, business strategies, clients, potential clients, and suppliers, which information, if known by or disclosed to Company’s competitors or clients, would place Company at a competitive disadvantage and cause harm to Company; and

WHEREAS, Employee wishes to accept employment with Company, and agrees to do so subject to the terms and conditions herein;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee, intending to be legally bound, hereby agree as follows:

1.	COVENANT NOT TO COMPETE

1.1.
Employee agrees that, for a period of six (6) months immediately following the termination of Employee’s employment with Company for any reason (“Restricted Period”), Employee shall not, either directly or indirectly, own, control, manage, operate, participate in, be employed by, or act for or on behalf of, any “Competitive Business” in the United States. “Competitive Business” is defined to include any enterprise or individual engaged in owning and/or managing broadcast media that principally targets African-American audiences.

1.2.
The foregoing shall not prohibit Employee from being a passive owner of not more than 5% of the outstanding stock of a corporation that is publicly traded, so long as Employee has no active participation in the business of such corporation.

1.3.
Employee acknowledges and agrees (i) that the restrictions placed upon Employee have been limited to those that are reasonable and necessary to protect Company’s legitimate interests and (ii) that the restrictions set forth herein will not prevent Employee from earning a living.

2.	TERMINATION OBLIGATIONS

2.1.	Employee’s representations, warranties, and obligations contained in this Agreement shall survive the termination of Employee’s employment.

2.2.	Following any termination of employment, Employee will fully cooperate with Company in all matters relating to Employee’s continuing obligations under this Agreement.

2.3.
In the event that Employee leaves the employ of Company, Employee hereby grants consent to notification by Company to Employee’s new employer about Employee’s rights and obligations under this Agreement.

2.4.	Upon termination of the employment, Employee hereby agrees to execute a certificate acknowledging compliance with this Agreement in the form provided by Company.

3.	EMPLOYEE ACKNOWLEDGEMENT

3.1.
Employee acknowledges that Employee has had the opportunity to consult legal counsel in regard to this Agreement, that Employee has read and understands this Agreement, that Employee is fully aware of its legal effect, and that Employee has entered into it freely and voluntarily and based on Employee’s own judgment and not on any representations or promises other than those contained in the Agreement.

4.	NO ASSIGNMENT OR DELEGATION

4.1.
Employee acknowledges that the services to be rendered by Employee pursuant to this Agreement are unique and personal, and agrees that Employee shall not assign any of Employee’s rights nor delegate any of Employee’s duties under this Agreement.

5.	NO WAIVER

5.1.	Failure to invoke any right, condition, or covenant in this Agreement by either party shall not be deemed to imply or constitute a waiver of any right, condition, or covenant of this Agreement.

6.	SEVERABILITY AND ENFORCEABILITY

6.1.
If any part, term or provision of this Agreement is held to be illegal, invalid, void, or unenforceable, or to be in conflict with any law, the validity of the remaining provisions or portions of this Agreement shall not be affected, and the rights of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term, or provision held invalid.

6.2.
If the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its full extent, then the parties hereto agree that a court of competent jurisdiction should enforce any such restriction or covenant to the maximum extent permitted by law.

6.3.
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other agreement entered into by the parties, including any non-solicitation agreement.

7.	GOVERNING LAW

7.1.	This Agreement and the relationship among the parties shall be construed under and governed by the laws of the State of Delaware without regard to the conflict of laws rules thereof.

8.	FORUM SELECTION

8.1.	The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be conducted exclusively in the State of Delaware.

8.2.
The aforementioned choice of forum is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than the State of Delaware.

8.3.
Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the state and federal courts located in the State of Delaware shall have personal jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement.

8.4.
Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement.

8.5.
Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

9.	EQUITABLE RELIEF

9.1.
Employee acknowledges and agrees that Employee’s breach of this Agreement will cause Company substantial and irreparable harm, and therefore, in the event of any such breach, in addition to such other remedies that may be available to Company, Company shall be entitled to equitable relief, including specific performance and injunctive relief.

10.	ATTORNEYS’ FEES

10.1.
In the event that a claim is brought pursuant to any law or statute that provides for the allocation of attorneys’ fees or costs, the court shall have the power to allocate attorneys’ fees and costs pursuant to the applicable law or statutes.

11.	TOLLING PROVISION

11.1.
In the event that either party initiates litigation in an attempt to confirm or enforce its rights under this Agreement, the parties agree that the Restricted Period during which Employee is prohibited from competing with the Company will be tolled during the period of time in which such litigation is pending.

12.	HEADINGS

12.1.	The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

13.	COUNTERPARTS

13.1.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

14.	ENTIRE AGREEMENT

14.1.
This Agreement constitutes the entire agreement and understanding between the parties regarding Employee’s agreement not to compete with Company in accordance with the terms described in the Agreement.  This Agreement supersedes any and all previous written or oral agreements, representations, warranties, statements, correspondence, and understandings between the parties concerning this subject matter. This Agreement cannot be amended or modified by the parties to the Agreement except by a written agreement signed by all parties hereto.

________________________      Date:  March 31, 2008
Employee

________________________      Date:  March 31, 2008
Company Representative